FOR IMMEDIATE RELEASE

For more information contact:

Richard L. Bergmark, 713-328-2101

Fax: 713-328-2151

CORE LABORATORIES LP PRICES PRIVATE PLACEMENT

OF $250 MILLION SENIOR EXCHANGEABLE NOTES

AMSTERDAM (31 October, 2006) - Core Laboratories N.V. (NYSE: "CLB") ("Core Lab") today announced pricing of the offering by its U.S.-based, wholly owned subsidiary, Core Laboratories LP ("CLLP"), of $250 million aggregate principal amount of senior exchangeable notes due 2011 through an offering within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will bear interest at a rate of 0.25% per year. The notes will be fully and unconditionally guaranteed by Core Lab. The sale of the notes to the initial purchasers is expected to close on 6 November, 2006. The notes will be exchangeable into Core Lab's common shares under certain circumstances at an initial conversion rate of 10.5533 per $1,000 principal amount of notes, which is equal to a conversion price of approximately $94.76 per share. The initial conversion price represents a premium of approximately 30% relative to the last reported sale price of Core Lab's common shares on The New York Stock Exchange on 31 October, 2006. Upon exchange, holders will receive cash up to the principal amount, and any excess exchange value will be delivered in Core Lab's common shares.

CLLP also granted the initial purchasers a 13-day option to purchase up to an additional $50 million aggregate principal amount of notes.

Of the $245 million net proceeds from the offering, CLLP intends to use approximately $72 million for the cost of exchangeable note hedge transactions that it has entered into with a financial institution, which is an affiliate of one of the initial purchasers. The exchangeable note hedge transactions are intended to limit exposure to potential dilution to Core Lab shareholders from exchanging the notes. Of the remaining net proceeds of the offering, approximately $101 million will be used to repay outstanding amounts under CLLP's revolving credit facility and approximately $98 million will be used to repurchase Core Lab's common shares as part of this transaction with the remainder to be used for general corporate purposes, including future repurchases of Core Lab's common shares.

In addition, Core Lab entered into separate warrant transactions with the financial institution that entered into the exchangeable note hedge transactions covering approximately 2,638,325 Core Lab common shares. Core Lab intends to use substantially all of the proceeds of the warrant transactions of approximately $48 million to repurchase its common shares. The exchange note hedge and warrant transactions will effectively increase the exchange price of the exchangeable note to approximately $127.56 per share of Core Lab's common shares, representing a 75% premium based on the last reported sale price of $72.89 per share on 31 October, 2006.

In connection with establishing its initial hedge of the exchangeable note hedge and warrant transactions, the financial institution that is a counterparty on the exchangeable note hedge and warrant transaction or affiliates thereof expect to enter into various derivative transactions with respect to Core Lab's common shares and/or purchase Core Lab's common shares in secondary market transactions concurrently with, or shortly after, the pricing of the notes. In addition, this financial institution or affiliates thereof may modify its hedge positions by entering into or unwinding various derivative transactions and/or purchasing or selling Core Lab's common shares in secondary market transactions prior to maturity of the notes (and are likely to do so during any exchange reference period related to any exchange of the notes).

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. These securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description, production enhancement, and reservoir management services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world.

The Company's outlook is subject to various important cautionary factors as more fully described in the Company's 2005 Form 10-K filed 23 February, 2006, and in other securities filings. This release includes forward-looking statements regarding the future revenues and profitability of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's actual results may differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

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